Exhibit 5.1

VivoPower International PLC The Scalpel 18th Floor 52 Lime Street London EC3M 7AF

Our Ref	ATP/M-00908237
Date	14 December 2023

Dear Sirs

VivoPower International PLC – Proposed Issue of Ordinary Shares

We have acted as counsel to VivoPower International PLC (company number 09978410) (“Company”), a public limited company incorporated in England and Wales, in connection with the matters set forth below.

For the purposes of this Opinion Letter, we have examined and relied upon such documents, records, certificates and other instruments as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions and statements below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies.

1	SCOPE OF OPINIONS

1.1	The opinions given in this Opinion Letter (the “Opinions”) are given only with respect to English law as published and applied by the courts of England and Wales at the date of this Opinion Letter.

1.2

We express no opinion on the laws of any other jurisdiction including, for the avoidance of doubt, European Union law, as it affects any jurisdiction other than England and Wales. No opinion is expressed as to any provision of the Documents (as defined below) that refer to specific laws or regulations of any jurisdiction other than England and Wales. To the extent that the laws of the United States of America or any other jurisdiction may be relevant to the subject matter of the Opinions, we have made no independent investigation of them and our opinion is subject to the effect of any such laws. We express no view on the validity of such matters.

1.3

The Opinions are given only with respect to the matters expressly set out in paragraph 3.1 and shall not be construed as opinions as to any other matter. The Opinions do not cover the matters set out in paragraph 5.1.

1.4	The Opinions are given on the basis of the assumptions set out in paragraph 4. We have not taken any steps to investigate whether they are correct except as may be specified in paragraph 4.

VivoPower International PLC

1.5	The Opinions are subject to the qualifications listed in paragraph 5 and to any matters not disclosed to us.

1.6

By providing you with this Opinion Letter, we do not assume any obligation to notify you of future changes in law which may affect the Opinions or to otherwise update this Opinion Letter in any respect.

2	EXAMINATION OF DOCUMENTS AND SEARCHES

2.1	For the purpose of giving this Opinion Letter, we have examined the following documents (the “Documents”, each a “Document”):

2.1.1	copy of the registration statement on Form F-3 (Registration No. 333-251304) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended;

2.1.2	the prospectus dated 23 December 2020 (the “Base Prospectus”);

2.1.3	the prospectus supplement dated 12 November 2021, as supplemented by that certain prospectus supplement dated 29 July 2022;

2.1.4	the prospectus supplement dated 13 November 2023 related to the issuance of up to 260,000 ordinary shares of nominal value $0.12 to Abri Advisors Ltd (“Abri”);

2.1.5	copy of the ordinary subscription agreement dated 13 November 2023 made between the Company and Abri Advisors Ltd;

2.1.6	copy of the ordinary subscription agreement dated 12 December 2023 made between the Company and Abri (the “Abri Agreement”);

2.1.7	the prospectus supplement related to the Abri Agreement for the issuance of up to 220,000 ordinary shares of nominal value $0.12 to Abri Advisors Ltd in proposed final form;

2.1.8

copy of the Company’s certificate of incorporation dated 1 February 2016 and copy current articles of association adopted pursuant to a special resolution of the Company’s shareholders passed on 20 August 2018;

2.1.9

a minute of the general meeting of the Company held on 6 October 2020 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

2.1.10

written resolutions of the board of directors of the Company passed on 11 December 2020 which resolved to approve the filing of the Registration Statement with the SEC, and written resolutions of the board of directors passed on 11 December 2020 which resolved to approve the allotment and disapplying statutory pre-emption rights in respect of the allotment of ordinary shares up to a subscription amount of $80,000,000;

2.1.11

a minute of the general meeting of the Company held on 18 December 2020 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

VivoPower International PLC

2.1.12	written resolutions of the board of directors passed on 9 October 2020 which resolved to approve the allotment of ordinary shares of $0.012 each up to an aggregate subscription amount of $34,500,000;

2.1.13	written resolutions of the board of directions passed on 14 October 2020 which resolved to approve the allotment of ordinary shares of $0.012 each up to an aggregate offering price of $5,750,000;

2.1.14

a minute of the general meeting of the Company held on 10 November 2022 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot ordinary shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of ordinary shares or the grant of rights to subscribe for or convert into ordinary shares up to an aggregate nominal value of $180,000;

2.1.15

shareholder resolutions passed on 6 July 2023 providing authority for the directors to consolidate and divide all of the Company’s existing ordinary shares of $0.012 each into such reduced number of ordinary shares of such increased nominal value as the Company’s board may determine at any time prior to 23 October 2023;

2.1.16

written resolutions of the board of directors passed on 2 October 2023 which resolved to approve the consolidation of the Company’s existing ordinary shares of $0.012 each into 2,578,826 ordinary shares of $0.12 each;

2.1.17

written resolutions of the board of directors passed on 12 December 2023 which resolved to approve the Abri Agreement and the issue of up to 260,000 ordinary shares of nominal value $0.12 in the capital of the Company pursuant to the Abri Agreement;

2.1.18	written resolutions of the board of directors passed on 8 December 2023, which resolved to approve the termination of warrants to be issued to AWN Holdings Ltd;

2.1.19	a certificate of good standing of the Company dated 14 December 2023;

2.1.20	at 10:41 on 14 December 2023 an online search of the public records on file and available for inspection at Companies House in respect of the Company;

2.1.21	at 10:51 on 14 December 2023 an online search of the Central Registry of Winding-up Petitions at the Companies Court in London in respect of the Company; and

2.1.22

a director’s certificate dated 13 December 2023 in which the directors confirmed no resolutions have been passed which render any part of this Opinion Letter untrue or invalid, and that no resolutions of the board or shareholders have been passed to terminate, amend or vary the Abri Agreement, or prevent it being fulfilled in accordance with its terms, and that there are no orders, judgements or other agreements which do the same and that there have been no resolutions of the directors or the shareholders of the Company to revoke any previous authorities provided to the directors to issue shares in the Company free of pre-emption rights.

VivoPower International PLC

2.2

Except as stated above, we have not examined any other documents or corporate or other records and we have not made any other searches, enquiries or investigations for the purpose of giving the Opinions.

3	OPINIONS

3.1	Based on and subject to the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, we are of the opinion that:

3.1.1

the Company is a public limited company duly incorporated under English law, noting that our searches undertaken on 14 December 2023 revealed no order or resolution for the winding-up of the Company is pending, and no notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets has been made; and

3.1.2

the ordinary shares of $0.12 each in the capital of the Company when issued and delivered against payment of the consideration therefor specified in the Abri Agreement, will be validly issued, fully paid and non-assessable.

3.2	The Opinions in paragraph 3.1 are given only for the benefit of the Company and they may not be relied upon by any other person or for any other purpose.

3.3	The Company may not assign this Opinion Letter or any benefit under it to, or hold the benefit of it on trust for, any other person.

3.4

This Opinion Letter and the Opinions may not be disclosed to any person, or quoted in any public document, or otherwise made public in any way, without our prior written consent, except as follows, on a non-reliance basis:

3.4.1

where disclosure is required or requested by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or

3.4.2	where disclosure is required in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes,

3.4.3

but only on the condition that: (i) such disclosure is made only to enable any such person to be informed that an opinion has been given and to be made aware of its terms; (ii) we do not assume any duty or liability to any person to whom such disclosure is made; (iii) the recipient is informed of the confidential nature of this opinion; and (iv) the recipient may not disclose this opinion to any other person.

3.5	Our liability under this Opinion Letter is limited to $325,000 for any one claim or series of claims arising out of this Opinion Letter.

3.6

The Opinions are given only by Shoosmiths LLP, an English limited liability partnership, and no partner, member or employee of Shoosmiths LLP shall have any personal responsibility or owe any duty of care in relation to it.

VivoPower International PLC

4	ASSUMPTIONS

4.1	Documents

We have assumed:

4.1.1	the genuineness of all signatures and seals on the Documents (or on the relevant originals where we have examined copies) and the authenticity and completeness of those Documents;

4.1.2	the conformity to the original Documents of any Documents submitted to us as certified or uncertified copies or scans of the original Documents; and

4.1.3	that there have been no variations to any of the Documents provided to us or to the originals thereof and none of the Documents have been superseded or rescinded.

4.2	Other parties and laws

In relation to the other parties to the Documents and all laws other than those of England and Wales we have assumed:

4.2.1	the capacity, power and authority to execute and the due execution of the Documents by each party to it other than the Company (as a matter of English law);

4.2.2	that the obligations expressed to be assumed by each party to the Documents other than the Company under the Documents are valid and legally binding upon them (as a matter of English law);

4.2.3	that all obligations under the Documents are valid, legally binding upon, and enforceable against, the parties thereto as a matter of all relevant laws other than the laws of England and Wales;

4.2.4	no foreign law would affect any of the conclusions stated in this Opinion Letter;

4.2.5

due compliance by all relevant parties other than the Company with all matters (including, without limitation, the making of necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other documentary taxes and charges) that govern or relate to the Documents or such parties;

4.2.6

where any consents, directions, authorisations, approvals or instructions have to be obtained under any law, regulation or practice for the performance of the Documents (other than any corporate authorisations, approvals and company law requirements the subject of this Opinion Letter), they have been obtained or that they will be forthcoming within any relevant period in order to be fully effective for such purpose; and

4.2.7	other than European Union Law as it affects the laws of England and Wales, there are no laws of any jurisdiction outside England and Wales which would, or might, affect the Opinions.

4.3	Corporate actions and status

In relation to the Company, we have assumed:

4.3.1

that each resolution of the directors and shareholders of the Company certified as being true and accurate and provided to us in connection with the giving of the Opinions was duly passed by the required majority at a properly convened and quorate meeting of directors (or a duly authorised committee thereof) and of shareholders of the Company or otherwise in accordance with the constitutional documents of the Company and/or the Companies Act 2006;

VivoPower International PLC

4.3.2	that each person identified as a director or a secretary in any resolution of the directors of the Company was validly appointed as such and was in office at the date of the Documents;

4.3.3

that any provisions contained in the Companies Act 2006 and/or the articles of association of the Company relating to the declaration of directors’, interests or the power of interested directors to vote were duly observed;

4.3.4

that any restrictions in the articles of association of the Company on that Company’s and/or on its directors’ authority to guarantee will not be contravened by the entry into and performance by it of the Documents to which it is a party;

4.3.5

that the execution and delivery of the Documents by the Company and the exercise of its rights and performance of its obligations under the Documents will promote the success of the Company for the benefit of its members as a whole and that any guarantee contained in the Documents was given in good faith by the Company and for the purposes of carrying on its business and the directors of the Company have satisfied themselves, after due deliberation, as to the benefit that the Company will derive from the giving of any guarantee contained in the Documents;

4.3.6

that no step has been taken to wind up the Company nor to appoint a receiver, administrator or like officer in respect of the Company or any of its assets and that no voluntary arrangement has been proposed in respect of the Company; and

4.3.7

there are no agreements, letters or other arrangements having contractual effect which modify the terms of, or affect, the Documents or which render the Company incapable of or prohibit it from performing any of its obligations under the Documents and no provision of the Documents have been waived and there are no contractual or similar restrictions contained in any agreement or arrangement (other than the Documents) which are binding on the Company which would prohibit it from performing any of its obligations under the Documents.

4.4	Reliance on Documents

4.4.1

All Documents submitted to us as copies or certified copies are true and complete copies of the originals and such originals and all Documents submitted to us as originals are genuine and complete and all signatures (including electronic signatures), stamps and seals on the documents are genuine.

4.4.2	Each Document accurately records the agreement of the parties to it and has not been amended, varied, waived, superseded, rescinded, breached, revoked or terminated.

4.4.3	The Documents are in the form produced to the directors of the Company.

4.4.4	There have been no amendments to the articles of association of the Company since the date referred to in paragraph 2.1.8.

4.5	Execution

4.5.1	The Documents have been signed by or on behalf of each party to it by person(s) authorised by the relevant party to (in the presence of a witness where applicable).

VivoPower International PLC

4.5.2

The making of the signatures on the signature pages to the Documents was made or done in a manner recognised by law as valid and the Documents have remained intact since those signatures were made or affixed (as the case may be).

4.5.3	The Documents have been dated with the date on which it was signed and duly delivered by the parties to it (where applicable).

4.6	Searches

4.6.1

The information disclosed in response to the searches referred to in paragraph 2.1 of this Opinion Letter was accurate, complete and up to date at the time of those searches and those responses did not fail to disclose any matters which they should have disclosed and which were relevant for the purposes of this Opinion Letter. Since the date of those searches and enquiries there has been no alteration in the status of the Company as revealed in those searches.

4.6.2

No event has occurred in relation to the Company, such as the passing of a resolution for or the presentation of a petition or the taking of any other action for the winding-up of, or the appointment of a liquidator, administrator, administrative receiver or receiver of the Company, in respect of which a filing at the Companies Registry or at the Central Index of the Companies Court was required to be made and has not been made or has been made but has not at the date of the searches appeared on the relevant search result relating to the Company.

4.7	Other matters

4.7.1	None of the parties to the Documents are or will be seeking to achieve any purpose not apparent from the Documents which might render the Documents illegal or void.

4.7.2

Where any liability or obligation or right or benefit of a party to the Documents are dependent upon the satisfaction of conditions precedent, those conditions have been or will be duly and properly satisfied.

4.7.3	There is no other matter or document which would, or might, affect the Opinions and which was not revealed by the Documents.

5	QUALIFICATIONS

5.1	Matters not covered

5.1.1	We express no opinion as to matters of fact, opinion or intention.

5.1.2	No opinion is expressed as to any provision of the Documents to the extent it purports to declare or impose a trust, turnover or similar arrangement in relation to any payments or assets received.

5.1.3

Except to the extent expressly set out in the Opinions, we express no opinion as to any taxation, financial or accountancy matters or any liability to tax which may arise or be suffered as a result of, or in connection with, the Documents or any transaction relating to them.

5.1.4

We express no opinion as to whether any filings, clearances, notifications or disclosures are required under laws relating to anti-trust, competition, public procurement, state aid or national security.

VivoPower International PLC

5.2	Insolvency

5.2.1

The validity, performance and enforcement of the Documents may be limited by bankruptcy, insolvency, liquidation, reorganisation or prescription or similar laws of general application relating to or affecting the rights of creditors.

5.2.2	Any provision in the Documents which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

5.2.3	A power of attorney may, in limited circumstances, be revoked by the winding-up or dissolution of the donor company.

5.2.4

The searches and enquiries referred to in paragraph 2 of this Opinion Letter are not conclusively capable of revealing whether insolvency or similar procedures, or steps towards them, have been started against the Company.

5.3	Enforceability

5.3.1

Remedies such as specific performance or the issue of an injunction are available only at the discretion of the courts of England and Wales according to general principles of equity. Specific performance is not usually granted and an injunction is not usually issued where damages would be an adequate alternative.

5.3.2

The enforcement of any guarantee contained in the Documents may be subject to equitable defences relieving the guarantor from its obligations. The guarantor may be relieved from liability under any guarantee contained in the Documents by (a) the action or the lack of action by or by the conduct of the creditor or debtor in respect of any guaranteed obligations or any guarantee, security or other assurance against financial loss given in respect of such obligations or (b) any bad faith or misrepresentation on the part of such creditor.

5.3.3	Enforcement of claims arising pursuant to the Documents may become barred under the Limitation Act 1980 or may be subject to a defence of set-off or counterclaim.

5.3.4	Enforcement may be limited by the provisions of the laws of England and Wales applicable to agreements held to have been frustrated by events happening after execution of a document.

5.3.5

A party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the courts of England and Wales will generally not enforce an obligation if there has been fraud.

5.3.6

In this letter “enforceable” means, in relation to an obligation, that it is of a type which the courts of England and Wales enforce. It does not mean that such obligation will be enforced in all circumstances in accordance with the terms of the relevant Document.

5.4	Discretion of courts

5.4.1	The courts of England and Wales may stay proceedings if concurrent proceedings are being brought elsewhere.

VivoPower International PLC

5.4.2	There could be circumstances in which the courts of England and Wales would not treat as conclusive those certificates and determinations which any of the Documents state are to be so treated.

5.4.3

The question whether or not any provisions of the Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the courts of England and Wales in their discretion.

5.5	Choice of law

5.5.1	An express choice of the laws of England and Wales will be subject to:

a)	mandatory provisions of European Community law where all other elements of the situation are located in one or more European Union member states; and

b)

the discretion of the courts of England and Wales to give effect to the mandatory provisions of law of the country where the obligations arising out of the contract are to be performed insofar as those provisions render performance of the contract unlawful.

5.5.2

An English court may refuse to accept jurisdiction if proceedings have been commenced in member state of the European Union, a related action is already pending in another member state of the European Union or the courts of another member state of the European Union has exclusive jurisdiction.

6	GENERAL

6.1

We have not investigated the laws of any country other than England and Wales and the Opinions are given only with respect to the laws of England and Wales as at the date of this letter. In issuing the Opinions we do not assume any obligation to notify or inform you of any developments subsequent to the date of this letter that might render its contents untrue or inaccurate in whole or in part at such later time.

6.2

Where any party to any Document is vested with a discretion or may determine a matter in its opinion, the laws of England and Wales may require that such discretion is exercised reasonably and for a proper purpose and/or that such opinion is formed in good faith based on reasonable grounds.

6.3

Whether any guarantee contained in any Document constitutes a primary obligation of the Company will depend upon its construction. In the absence of a clear statement that the obligations of the Company are of indemnity as well as guarantee the courts of England and Wales may not give effect to provisions seeking to impose primary liability on or to restrict the defences available to the Company in accordance with the terms of the Documents.

6.4	Any provisions excluding liability may be limited by law.

6.5

This Opinion Letter is given on the condition that it will be construed in accordance with English law and that each addressee submits to the jurisdiction of the courts of England and Wales and waives any objection to the exercise of such jurisdiction in relation to any dispute arising out of or in connection with this Opinion Letter.

VivoPower International PLC

Yours faithfully

/s/Shoosmiths LLP

SHOOSMITHS LLP

Dated: 14 December 2023